EXHIBIT 16.1

June 16, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of LF Capital Acquisition Corp. II, dated June 16, 2022 and agree with the statements contained in paragraph (a) concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ CITRIN COOPERMAN & COMPANY, LLP